Exhibit 99.1

CHINA DIRECT SIGNS AGREEMENTS TO ACQUIRE CONTROLLING INTEREST IN $20 MILLION CHINESE FURNITURE MANUFACTURING COMPANY

BEIJING, April 26, 2005 (PRIMEZONE) -- China Direct Trading Corporation (OTC BB:CHDT.OB - News)("CHDT") signed an agreement today to acquire a 40% equity stake and majority board representation for Beijing Huawei Furniture Manufacture Co., Ltd. ("Huawei"), an 11-year-old premier Beijing manufacturer of quality commercial furniture with FY 2004 gross revenues of $16,000,000 and income of $1,500,000. The new joint venture (JV) will be called Beijing Huawei International Furniture Manufacturing Corporation Ltd., and CHDT will consolidate 40% of all financial data of Huawei, including revenues, assets, and income. CHDT was also presented by the auditors with an appraisal on the factory's assets of $13,000,000. Projected gross revenues for 2005 for the new joint venture are $20,000,000.

ADVERTISEMENT
 "Partnering with Huawei fits wonderfully into our expanding business plan, and will dramatically increase the size of China Direct.. We appreciate Huawei's confidence in our company and feel confident that the sales exposure we can provide in North and South America will add to their current growth and profitability as well as our own," said Howard Ullman, Chairman and CEO of CHDT. "The investment China Direct is making in Huawei will permit China Direct to become a major player in the residential and commercial furniture markets of the United States and China and to capitalize on the surging demand for high-quality, reasonably priced furniture in both markets," Ullman said.

"We are looking forward to a long and productive relationship with China Direct and the creation of a major new marketing force in the Chinese and U.S. furniture industry," said Wang Hong Kun, Chairman of the Board of Directors of the new joint venture. Mr. Wang has won numerous awards as one of the outstanding businessmen in China, and has been recognized as one of the top ten young entrepreneurs in Beijing. He is President of the Beijing Furniture Association.

Basic Terms

Under the agreement, CHDT will exchange $1,325,000 worth of CHDT Common Stock and make an investment of $5 million over the next year to be used to build a new million square foot production facility. This investment will be matched by a $7.5 million investment in the same factory by Huawei. CHDT will receive shares of Huawei capital stock equal to 40% of Huawei's issued and outstanding shares as well as majority of the Huawei board seats.

Reasons for Acquisition

CHDT is making this acquisition because CHDT believes that it will: (1) allow CHDT to meet the standards for listing CHDT common stock on the Nasdaq SmallCap Market; (2) enhance shareholder value by substantially increasing CHDT's revenues, income, and assets; (3) allow CHDT to directly exploit what CHDT sees as a potentially significant demand in the U.S. for Huawei products (which potential is based on CHDT marketing efforts to date for Huawei); and (4) establish CHDT's presence in China as a Chinese joint venture company, which status will enable CHDT to acquire other attractive companies in China.

Contingencies to Acquisition

The consummation of the Huawei acquisition is contingent upon the following conditions--all of which must be satisfied for final consummation of the acquisition: (1) CHDT must obtain funding for the $5 million investment over the next 12 months in the new Huawei factory; (2) Huawei must file an audited GAAP-approved financial statement. (3) the CHDT-Huawei joint venture must be approved by the Chinese government, which CHDT does not anticipate will be a problem.

About Huawei

Huawei Furniture Manufacture Co. Ltd. is a leading furniture maker in Beijing. Over the past decade, it has rapidly grown from a family-run shop into an established brand name in China. The corporate head office and production facilities take up an area of 4 hectares. It has two main production lines, which installed 60 sets of machines from Germany. The registered capital is RMB118 million and 800 full time employees.

Huawei has been awarded with ISO9001 certificate, ISO14001 Environmental Management Certificate, National Class A Quality Certificate, Official supplier and Vender for Government Procurement, and etc. The loyal client base includes the Great Hall of People, Ministry of Agriculture, Ministry of Health, Ministry of Foreign Affairs, Bank of China, China Academy of Science, Peking University, Beijing Oriental Plaza, General Hospital of Arm Forces, Beijing Shangri-la Hotel, Otani Hotel, just to name a few.

Business

CHDT is a global trading company engaged in product development, manufacturing, distribution, logistics, and product placement into mass retail. The company holds patents and sells products to importers, theme parks and directs to retail worldwide. By establishing relationships with various governmental agencies, public and private institutions, and private industries in China, the Company aims to play a key role in assisting U.S. companies that desire to move production or investments into China as well as helping Chinese firms grow through U.S. distribution and financial support. In addition, the company acquires and invests in innovative products, services, or technology companies.

Forward-looking Statements:

This press release includes "forward-looking statements" within the meaning of the federal securities laws. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Many factors are beyond the company's and its subsidiaries' control. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's existing and future filings with the Securities and Exchange Commission. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions.


CONTACT:


    Rubenstein Investor Relations
    Tim Clemenson
    212-843-9337